Exhibit 99

FOR IMMEDIATE RELEASE

April 15, 2016

THE EASTERN COMPANY ANNOUNCES FILING OF AMENDMENT TO ITS
PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 27, 2016

Naugatuck, CT–The Eastern Company (NASDAQ:EML) (the “Company”) announced today that it has filed with the Securities and Exchange Commission an amendment to its proxy statement relating to the solicitation of proxies for use at the Annual Meeting of Shareholders to be held on April 27, 2016.

Item No. 2 of the proxy statement discusses a proposal to amend the certificate of incorporation of the Company in order to eliminate the classification of directors and to provide for the election of directors by the vote of a majority of the votes cast at a meeting at which a quorum is present.  The Board of Directors of the Company proposed these changes in order to improve the Company’s corporate governance and to make the Board of Directors more accountable to shareholders.

Following the issuance of the proxy statement, Institutional Shareholder Services, Inc. (“ISS”) recommended two changes to the adoption of a majority voting standard for the election of directors in order to provide greater benefits to the shareholders.  Upon consideration of the recommendations made by ISS, the Board of Directors has unanimously decided to include them in its proposal.

Under a majority voting standard, if a nominee for reelection to the Board of Directors were to fail to obtain a majority of the votes cast at the annual meeting of shareholders, he or she would not be reelected to another term.  However, Connecticut law provides that the individual would remain a “holdover” director until his or her successor is elected at the next annual meeting.  Under one of the proposed changes to the majority voting standard, each director who is not reelected by a majority of the votes cast will be required to tender his or her resignation to the Board of Directors, and the Board of Directors will then decide whether to accept or reject the resignation.  Therefore, a director who is proposed for reelection and who does not receive a majority of the votes cast will not automatically remain on the Board of Directors as a “holdover” director.

If a shareholder proposes a person for election to the Board of Directors in opposition to a nominee of the Board of Directors and neither nominee receives a majority of the votes cast, a majority voting standard could result in the nominee of the Board of Directors remaining in office as a “holdover” director even if he or she received fewer votes than the shareholder’s nominee.  Under the second proposed change to the majority voting standard, majority voting for directors would not apply in situations where a shareholder is proposing a person for election to the Board of Directors.  Rather, in these cases, a nominee would be elected to the Board of Directors if he or she receives a plurality of the votes cast.  Therefore, the shareholder’s nominee would be elected with a plurality of the votes cast if he or she had more votes cast for his or her election than the Board of Directors’ nominee (even though both of them had less than a majority).

James A. Mitarotonda, Chairman, stated “The actions that the Board of Directors has taken emphasize the Board’s strong commitment to listening to any concerns which are expressed on behalf of our shareholders, and to improving the Company’s corporate governance policies.  The Board will continue to review the Company’s governance policies to determine if any additional actions are advisable.”

The Eastern Company is a 157-year-old manufacturer of industrial hardware, security products and metal castings.  It operates from 13 locations in the U.S., Canada, Mexico, Taiwan and China.  The diversity of the Company’s products helps it to respond to the changing requirements of a broad array of markets.

Safe Harbor for Forward-Looking Statements
Statements in this document about the Company’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including those set forth in the Company’s reports and filings with the U.S. Securities and Exchange Commission. The Company is not obligated to update or revise any forward-looking statements as a result of developments occurring after the date of this document.

The Eastern Company
August M. Vlak or John L. Sullivan III, 203-729-2255